Exhibit 99

Investor Relations Contact

Shane O’Connor, Executive Vice President & CFO

UniFirst Corporation

978-658-8888

shane_oconnor@unifirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL FISCAL YEAR OF FISCAL 2023

Wilmington, MA – October 18, 2023 – UniFirst Corporation (NYSE: UNF) (the “Company,” “UniFirst” or “we”) today reported results for its fourth quarter and full year ended August 26, 2023, as compared to the corresponding periods in the prior fiscal year:

Q4 2023 Financial Highlights

•
Consolidated revenues for the fourth quarter increased 10.7% to $571.9 million.
•
Operating income was $36.1 million, an increase of 8.5%.
•
The quarterly tax rate increased to 24.3% compared to 21.3% in the prior year.
•
Net income increased to $27.6 million, or 5.5%.
•
Diluted earnings per share increased to $1.47 from $1.39 in the prior year, or 5.8%.
•
EBITDA increased to $69.2 million compared to $60.2 million in the prior year, or 15.0%.

The Company’s financial results for the fourth quarters of fiscal 2023 and 2022 included $6.1 million and $9.1 million, respectively, of costs directly attributable to its CRM, ERP and branding initiatives (the “Key Initiatives”). In addition, the Company incurred costs during the fourth quarter of fiscal 2023 related to its acquisition of Clean Uniform of approximately $0.3 million. The effect of these items on the fourth quarters of fiscal 2023 and 2022 combined to decrease:

•
Operating income and EBITDA by $6.4 million and $9.1 million, respectively, in both quarters.
•
Net income by $5.3 million and $7.6 million, respectively.
•
Diluted earnings per share by $0.28 and $0.40, respectively.

Fiscal 2023 Financial Highlights

•
Full year consolidated revenues were $2.233 billion, an increase of 11.6%.
•
Full year operating income was $133.6 million, a decrease of 0.6%.
•
Net income for the year increased to $103.7 million, or 0.3%.
•
Diluted earnings per share increased to $5.53 from $5.46 in the prior year, or 1.3%.
•
EBITDA increased to $253.3 million compared to $240.3 million in the prior year, or 5.4%.

The Company’s financial results for the full years of fiscal 2023 and 2022 included $33.6 million and $33.1 million, respectively, of costs directly attributable to its Key Initiatives. In addition, the Company incurred costs during the full year of fiscal 2023 related to the acquisition of Clean Uniform of approximately $3.0 million. The effect of these items on the full years of fiscal 2023 and 2022 combined to decrease:

•
Operating income and EBITDA by $36.6 million and $33.1 million, respectively, in both quarters.
•
Net income by $28.0 million and $25.5 million, respectively.
•
Diluted earnings per share by $1.49 and $1.35, respectively.

Steven Sintros, UniFirst President and Chief Executive Officer, said, “I am pleased to report that we closed the year with a fourth quarter that modestly exceeded our expectations in terms of top and bottom-line performance. We accomplished a lot as a team in fiscal 2023 that will help strengthen our company as we move forward; growing our business, implementing new technology and closing on our mid-year acquisition of Clean Uniform. I want to thank our nearly 16,000 Team Partners who continue to Always Deliver for each other and our customers as we strive towards our vision of being universally recognized as the best service provider in the industry.”

Segment Reporting Highlights

Core Laundry Operations

•
Revenues for the quarter increased 10.1% to $505.0 million.
•
Organic growth, which excludes the effect of acquisitions and fluctuations in the Canadian dollar, was 5.3%.
•
Operating margin decreased to 6.0% from 6.3%.
•
Core Laundry Operations' EBITDA margin increased to 12.2% from 11.8%.

The costs incurred related to the Key Initiatives and Clean Uniform acquisition, discussed above, were recorded to the Core Laundry Operations' segment, and decreased both the Core Laundry Operations' operating and EBITDA margin for the fourth quarters of fiscal 2023 and 2022 by 1.3% and 2.0%, respectively.

The segment's operating and EBITDA margins were further impacted by higher merchandise, payroll and payroll-related costs partially offset by lower energy and legal costs as a percentage of revenues. The purchase accounting for the recent Clean Uniform acquisition further impacted the segment’s operating margin, most notably in the form of elevated non-cash acquisition-related intangibles amortization.

Specialty Garments

•
Revenues for the quarter were $41.4 million, an increase of 13.0%, which was driven by growth in the segment's cleanroom operations and North American nuclear operations.
•
Operating margin increased to 16.4% from 11.0% a year ago, primarily as a result of the strong top line performance.
•
Specialty Garments consists of nuclear decontamination and cleanroom operations, and its results can vary significantly due to seasonality and the timing of reactor outages and projects.

Balance Sheet and Capital Allocation

•
Cash, cash equivalents and short-term investments totaled $89.6 million as of August 26, 2023.
•
The Company had no long-term debt outstanding as of August 26, 2023.
•
The Company paid dividends to shareholders of $22.1 million, an increase of 6.3% from the prior year.
•
The Company did not repurchase any shares of common stock in the fourth quarter of fiscal 2023. As of August 26, 2023, the Company had $63.6 million remaining under its currently authorized stock repurchase program.
•
Weighted average shares outstanding – Diluted for the fourth quarters of fiscal 2023 and fiscal 2022 were each 18.8 million.

Financial Outlook

Mr. Sintros continued, “For fiscal 2024, we expect our revenues to be between $2.415 billion and $2.435 billion and fully diluted earnings per share to be between $6.52 and $7.16. This guidance includes $16.0 million of costs directly attributable to our Key Initiatives that we anticipate will be expensed in fiscal 2024. Our guidance for fiscal 2024 also includes one extra week of operations compared to fiscal 2023 due to the timing of our fiscal calendar. Please note the following regarding our guidance:

•
Net income, at the midpoint of the range, is expected to increase to $128.6 million, or 24.0%.
•
Consolidated EBITDA, at the midpoint of the range, is expected to increase to $307.8 million, or 21.5%.
•
Core Laundry Operations’ revenue growth, at the midpoint of the range, is expected to be 9.4%, and organic growth, which excludes the estimated effect of acquisitions, the impact of the extra week and fluctuations in the Canadian dollar, is expected to be 4.8%.
•
At the midpoint of the range, Core Laundry Operations’ operating and EBITDA margins are expected to be 6.4% and 12.5%, respectively.
•
The Key Initiatives are recorded to our Core Laundry Operations and are expected to decrease operating and EBITDA margins by 0.7% and EPS by $0.64.
•
Net income, operating income and EBITDA comparisons are expected to benefit from lower Key Initiative costs in fiscal 2024.
•
We assume an effective tax rate of 25.0%.
•
Guidance does not include the impact of any future share buybacks or unexpected events affecting the economy generally.

Conference Call Information

UniFirst Corporation will hold a conference call today at 9:00 a.m. (ET) to discuss its quarterly and full year financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, facility service products, as well as first aid and safety supplies and services. Together with its subsidiaries, the Company also manages specialized garment programs for the cleanroom and nuclear industries. In addition to partnering with leading brands, UniFirst manufactures its own branded workwear, protective clothing, and floorcare products at its five company-owned ISO-9001-certified manufacturing facilities. With more than 270 service locations, over 300,000 customer locations, and 16,000-plus employee Team Partners, the Company outfits more than 2 million workers every day. For more information, contact UniFirst at 888.296.2740 or visit UniFirst.com.

Forward-Looking Statements Disclosure

This public announcement contains forward-looking statements within the meaning of the federal securities laws that reflect the Company’s current views with respect to future events and financial performance, including projected revenues, operating margin and earnings per share. Forward-looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “guidance,” “outlook,” “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” “strategy,” “objective,” “assume,” “strive,” “design,” “assumption,” “vision” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward-looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward-looking statements. Such factors include, but are not limited to, uncertainties caused by an economic recession or other adverse economic conditions, including, without limitation, as a result of continued high inflation rates or further increases in inflation or interest rates or extraordinary events or circumstances such as geopolitical conflicts like the conflict between Russia and Ukraine, a disruption in the Middle East or the COVID-19 pandemic, and their impact on our customers’ businesses and workforce levels, disruptions of our business and operations, including limitations on, or closures of, our facilities, or the business and operations of our customers or suppliers in connection with extraordinary events or circumstances such as the COVID-19 pandemic, uncertainties regarding our ability to consummate acquisitions and successfully integrate acquired businesses, including Clean Uniform, and the performance of such businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, our ability to compete successfully without any significant degradation in our margin rates, seasonal and quarterly fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, which such supply could be severely disrupted as a result of extraordinary events or circumstances such as the conflict between Russia and Ukraine, any loss of key management or other personnel, increased costs as a result of any changes in federal, state, international or other laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding, or adverse impacts from continued high price levels of natural gas, electricity, fuel and labor or increases in such costs, the negative effect on our business from sharply depressed oil and natural gas prices, the continuing increase in domestic healthcare costs, increased workers’ compensation claim costs, increased healthcare claim costs, our ability to retain and grow our customer base, demand and prices for our products and services, fluctuations in our Specialty Garments business, political or other instability, supply chain disruption or infection among our employees in Mexico and Nicaragua where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate a new customer relationship management computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with any changes in or additional Securities and Exchange Commission (the “SEC”), New York Stock Exchange and accounting or other rules, including, without limitation, recent rules proposed by the SEC regarding climate-related and cybersecurity-related disclosures, strikes and unemployment levels, our efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, the impact of foreign trade policies and tariffs or other impositions on imported goods on our business, results of operations and financial condition, general economic conditions, our ability to successfully implement our business strategies and processes, including our capital allocation strategies, our ability to successfully remediate the material weakness in internal control over financial reporting disclosed in our Annual Report on Form 10-K for the year ended August 27, 2022 and the other factors described under Part I, Item 1A. “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended August 27, 2022, Part II, Item 1A. “Risk Factors” and elsewhere in our subsequent Quarterly

Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)	Thirteen weeks ended August 26, 2023	Thirteen weeks ended August 27, 2022	Fifty-two weeks ended August 26, 2023	Fifty-two weeks ended August 27, 2022
Revenues	$571,890	$516,414	$2,233,047	$2,000,822

Operating expenses:
Cost of revenues (1)	378,009	336,872	1,481,296	1,306,451
Selling and administrative expenses (1)	124,685	118,258	496,915	451,243
Depreciation and amortization	33,118	28,033	121,233	108,777
Total operating expenses	535,812	483,163	2,099,444	1,866,471

Operating income	36,078	33,251	133,603	134,351

Other (income) expense:
Interest income, net	(385)	(1,112)	(6,738)	(2,851)
Other (income) expense, net	(22)	1,116	1,504	2,877
Total other (income) expense, net	(407)	4	(5,234)	26

Income before income taxes	36,485	33,247	138,837	134,325
Provision for income taxes	8,854	7,066	35,163	30,921

Net income	$27,631	$26,181	$103,674	$103,404

Income per share – Basic:
Common Stock	$1.53	$1.45	$5.77	$5.71
Class B Common Stock	$1.23	$1.16	$4.62	$4.57

Income per share – Diluted:
Common Stock	$1.47	$1.39	$5.53	$5.46

Income allocated to – Basic:
Common Stock	$23,222	$21,978	$87,104	$86,844
Class B Common Stock	$4,409	$4,203	$16,570	$16,560

Income allocated to – Diluted:
Common Stock	$27,631	$26,181	$103,674	$103,404

Weighted average shares outstanding – Basic:
Common Stock	15,133	15,135	15,098	15,203
Class B Common Stock	3,590	3,621	3,590	3,621

Weighted average shares outstanding – Diluted:
Common Stock	18,790	18,846	18,762	18,933

(1)
Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	August 26, 2023	August 27, 2022
Assets
Current assets:
Cash and cash equivalents	$79,443	$376,399
Short-term investments	10,157	—
Receivables, net	279,078	249,198
Inventories	148,334	151,459
Rental merchandise in service	248,323	219,392
Prepaid taxes	20,907	25,523
Prepaid expenses and other current assets	53,876	41,921
Total current assets	840,118	1,063,892

Property, plant and equipment, net	756,540	665,119
Goodwill	647,900	457,259
Customer contracts and other intangible assets, net	145,618	84,973
Deferred income taxes	567	498
Operating lease right-of-use assets, net	62,565	50,050
Other assets	116,667	106,181
Total assets	$2,569,975	$2,427,972

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$92,730	$82,131
Accrued liabilities	156,408	146,808
Accrued taxes	352	1,204
Operating lease liabilities, current	17,739	13,602
Total current liabilities	267,229	243,745
Long-term liabilities:
Accrued liabilities	121,682	123,979
Accrued and deferred income taxes	130,084	106,307
Operating lease liabilities	47,020	38,070
Total long-term liabilities	298,786	268,356
Shareholders’ equity:
Common Stock	1,510	1,508
Class B Common Stock	359	359
Capital surplus	99,303	93,131
Retained earnings	1,926,549	1,845,163
Accumulated other comprehensive loss	(23,761)	(24,290)
Total shareholders’ equity	2,003,960	1,915,871
Total liabilities and shareholders’ equity	$2,569,975	$2,427,972

Detail of Operating Results

(Unaudited)

	Thirteen weeks ended August 26, 2023				Thirteen weeks ended August 27, 2022
	Core Laundry	Specialty	First		Core Laundry	Specialty	First
	Operations	Garments	Aid	Total	Operations	Garments	Aid	Total
Revenues	$505,022	$41,421	$25,447	$571,890	$458,561	$36,665	$21,188	$516,414
Revenue Growth %	10.1%	13.0%	20.1%	10.7%

Operating Income (Loss) (1), (2)	$30,198	$6,805	$(925)	$36,078	$29,027	$4,018	$206	$33,251
Operating Margin	6.0%	16.4%	-3.6%	6.3%	6.3%	11.0%	1.0%	6.4%

EBITDA (1), (2)	$61,685	$7,840	$(307)	$69,218	$54,321	$5,017	$830	$60,168
EBITDA Margin	12.2%	18.9%	-1.2%	12.1%	11.8%	13.7%	3.9%	11.7%

(1)
The Company’s financial results for the fourth quarters of fiscal 2023 and 2022 included approximately $6.1 million and $9.1 million, respectively, of costs directly attributable to its Key Initiatives. In addition, the Company incurred costs related to the acquisition of Clean Uniform during the fourth quarter of fiscal 2023 of approximately $0.3 million. These costs were recorded to the Core Laundry Operations segment.
(2)
The Key Initiative and acquisition-related costs resulted in a decrease in Core Laundry Operations' operating and EBITDA margin for the fourth quarters of fiscal 2023 and 2022 of 1.3% and 2.0%, respectively.

	Fifty-two weeks ended August 26, 2023				Fifty-two weeks ended August 27, 2022
	Core Laundry	Specialty	First		Core Laundry	Specialty	First
	Operations	Garments	Aid	Total	Operations	Garments	Aid	Total
Revenues	$1,961,189	$177,034	$94,824	$2,233,047	$1,770,502	$152,885	$77,435	$2,000,822
Revenue Growth %	10.8%	15.8%	22.5%	11.6%

Operating Income (Loss) (3), (4)	$98,666	$37,488	$(2,551)	$133,603	$110,710	$23,658	$(17)	$134,351
Operating Margin	5.0%	21.2%	-2.7%	6.0%	6.3%	15.5%	0.0%	6.7%

EBITDA (3), (4)	$211,439	$41,508	$385	$253,332	$210,035	$27,755	$2,461	$240,251
EBITDA Margin	10.8%	23.4%	0.4%	11.3%	11.9%	18.2%	3.2%	12.0%

(3)
The Company's financial results for the full years of fiscal 2023 and 2022 included approximately $33.6 million and $33.1 million, respectively, of costs directly attributable to its Key Initiatives. In addition, the Company incurred costs related to the acquisition of Clean Uniform during the full year of fiscal 2023 of approximately $3.0 million. These costs were recorded to the Core Laundry Operations segment.
(4)
The Key Initiative and acquisition-related costs resulted in a decrease in Core Laundry Operations' operating and EBITDA margin for both the full years of fiscal 2023 and 2022 of 1.9%.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Fifty-two weeks ended August 26, 2023	Fifty-two weeks ended August 27, 2022
Cash flows from operating activities:
Net income	$103,674	$103,404
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization (1)	121,233	108,777
Share-based compensation	9,063	9,103
Accretion on environmental contingencies	1,036	596
Accretion on asset retirement obligations	923	970
Deferred income taxes	22,143	20,008
Other	1,020	(993)
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	(21,714)	(40,626)
Inventories	4,001	(8,148)
Rental merchandise in service	(20,847)	(36,597)
Prepaid expenses and other current assets and Other assets	(7,057)	9,250
Accounts payable	10,111	(927)
Accrued liabilities	(12,762)	(31,517)
Prepaid and accrued income taxes	4,938	(10,651)
Net cash provided by operating activities	215,762	122,649

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(306,193)	(44,203)
Capital expenditures, including capitalization of software costs	(171,991)	(144,319)
Purchases of investments	(117,012)	—
Maturities of investments	107,000	—
Proceeds from sale of assets	549	2,015
Net cash used in investing activities	(487,647)	(186,507)

Cash flows from financing activities:
Payment of deferred financing costs	(851)	—
Proceeds from exercise of share-based awards	3	(167)
Taxes withheld and paid related to net share settlement of equity awards	(2,891)	(4,068)
Repurchase of Common Stock	—	(44,412)
Payment of cash dividends	(22,100)	(20,791)
Net cash used in financing activities	(25,839)	(69,438)

Effect of exchange rate changes	768	(3,173)

Net decrease in cash and cash equivalents	(296,956)	(136,469)
Cash and cash equivalents at beginning of period	376,399	512,868
Cash and cash equivalents at end of period	$79,443	$376,399

(1)
Depreciation and amortization for the full year of fiscal 2023 and 2022 included approximately $19.3 million and $15.1 million, respectively, of non-cash amortization expense recognized on acquisition-related intangible assets.

Reconciliation of GAAP to Non-GAAP Financial Measures

The Company reports its consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). To supplement the Company’s consolidated financial results in this press release, the Company also presents EBITDA and EBITDA margin, which are non-GAAP financial measures. The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA margin is defined as EBITDA for a period divided by revenue for the same period.

The Company believes these non-GAAP financial measures provide useful supplemental information regarding the performance of the Company and its segments to both management and investors. These non-GAAP financial measures exclude certain items that may impact the comparability of the Company’s results. In addition, by excluding certain items, these non-GAAP financial measures enable management and investors to further evaluate the underlying operating performance of the Company.

Supplemental reconciliations of the Company’s consolidated net income on a GAAP basis to EBITDA and EBITDA margin, which are non-GAAP financial measures, are presented in the following table. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures, which are provided below. EBITDA and EBITDA margin should be considered in addition to, and not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

The Company does not allocate its provision for income taxes to its business segments and as a result, presents it in a separate column in the following tables:

	Thirteen weeks ended August 26, 2023
	Core Laundry	Specialty	First
(In thousands, except percentages)	Operations	Garments	Aid	Other	Total
Revenue	$505,022	$41,421	$25,447	$—	$571,890

Net income	$30,605	$6,805	$(925)	$(8,854)	$27,631
Provision for income taxes	—	—	—	8,854	8,854
Interest income, net	(385)	—	—	—	(385)
Depreciation and amortization	31,465	1,035	618	—	33,118
EBITDA	$61,685	$7,840	$(307)	$—	$69,218
EBITDA Margin	12.2%	18.9%	-1.2%		12.1%

	Thirteen weeks ended August 27, 2022
	Core Laundry	Specialty	First
(In thousands, except percentages)	Operations	Garments	Aid	Other	Total
Revenue	$458,561	$36,665	$21,188	$—	$516,414

Net income	$29,023	$4,018	$206	$(7,066)	$26,181
Provision for income taxes	—	—	—	7,066	7,066
Interest income, net	(1,112)	—	—	—	(1,112)
Depreciation and amortization	26,410	999	624	—	28,033
EBITDA	$54,321	$5,017	$830	$—	$60,168
EBITDA Margin	11.8%	13.7%	3.9%		11.7%

	Fifty-two weeks ended August 26, 2023
	Core Laundry	Specialty	First
(In thousands, except percentages)	Operations	Garments	Aid	Other	Total
Revenue	$1,961,189	$177,034	$94,824	$—	$2,233,047

Net income	$103,900	$37,488	$(2,551)	$(35,163)	$103,674
Provision for income taxes	—	—	—	35,163	35,163
Interest income, net	(6,738)	—	—	—	(6,738)
Depreciation and amortization	114,277	4,020	2,936	—	121,233
EBITDA	$211,439	$41,508	$385	$—	$253,332
EBITDA Margin	10.8%	23.4%	0.4%		11.3%

	Fifty-two weeks ended August 27, 2022
	Core Laundry	Specialty	First
(In thousands, except percentages)	Operations	Garments	Aid	Other	Total
Revenue	$1,770,502	$152,885	$77,435	$—	$2,000,822

Net income	$110,684	$23,658	$(17)	$(30,921)	$103,404
Provision for income taxes	—	—	—	30,921	30,921
Interest income, net	(2,851)	—	—	—	(2,851)
Depreciation and amortization	102,202	4,097	2,478	—	108,777
EBITDA	$210,035	$27,755	$2,461	$—	$240,251
EBITDA Margin	11.9%	18.2%	3.2%		12.0%

Supplemental reconciliations of the Company’s fiscal 2024 financial outlook for consolidated net income on a GAAP basis to EBITDA and EBITDA margin, which are non-GAAP financial measures, are presented in the following table. In addition, supplemental reconciliations of the fiscal 2024 financial outlook for segments’ net income on a GAAP basis to segments’ EBITDA and EBITDA margin, which are non-GAAP financial measures, are also presented in the following table.

Investors are encouraged to review the reconciliations of the outlook for these non-GAAP measures to the outlook for their most directly comparable GAAP financial measures, which are provided below. The Company’s outlook contains forward-looking statements and information. Actual results may differ materially. See “Forward-Looking Statements Disclosure.”

	Fifty-three weeks ended August 31, 2024 (1)
			Specialty Garments,
		Core Laundry	First Aid, and
(In thousands, except percentages)	Consolidated	Operations	Other
Revenue	$2,425,000	$2,145,000	$280,000

Net income	$128,550	$138,650	$(10,100)
Provision for income taxes	42,850	—	42,850
Interest income, net	(1,650)	(1,650)	—
Depreciation and amortization	138,036	131,426	6,610
EBITDA	$307,786	$268,426	$39,360
EBITDA Margin	12.7%	12.5%	14.1%

(1)
Amounts represent the midpoint of the Company’s guidance.